Company Contact:
Final: For Release	Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Liz Brady

NEW YORK & COMPANY, INC. APPOINTS PAMELA GRUNDER SHEIFFER
TO THE BOARD OF DIRECTORS

NEW YORK, New York—August 17, 2006—New York & Company, Inc. (NYSE:NWY), a specialty apparel chain with 537 stores, announced today that Pamela Grunder Sheiffer has been appointed to its Board of Directors and will serve on the Board’s Compensation Committee.

Ms. Grunder Sheiffer is President of P. Joyce Associates, Inc., a consulting firm specializing in retail, manufacturing, licensing and providing services to investment firms. Previously, she served as President of The Design and Source Company, a manufacturer and marketer of ladies apparel. She was also Vice President of Merchandising and Marketing for Retail Apparel Group, Inc. d/b/a Dots, a retailer of women’s clothing with over 250 stores, and Senior Vice President at May Department Stores.

Ms. Grunder Sheiffer is currently a member of the Board of Directors of Rock of Ages (ROAC: NASDAQ), and serves as Vice Chairman of Learning Leaders, one of New York City’s largest educational non-profits with approximately 15,000 volunteers in the New York City schools. She is a former member of the Board of Directors of Dan River Mills, Inc. a manufacturer and marketer of textile products for home fashions and apparel fabrics.

“We are very excited to have Pamela join our Board,” said Richard P. Crystal, Chairman and Chief Executive Officer of New York & Company, Inc. “Her breadth of experience and keen understanding of the retail industry will be a great asset to our company, and we are looking forward to her insight as we continue to grow the New York & Company brand.”

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores. The Company currently operates 537 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.